Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact:
Bruce Johnson	Matt Hayden
eResearchTechnology, Inc.	Hayden Communications
215-282-5580	858-704-5065

eResearchTechnology Reports First Quarter Results

Reports Revenue of $21.4 Million and Earnings per Share of $0.04, Including $0.01
Impact of Stock Option Expense under SFAS No. 123R

PHILADELPHIA, PA April 26, 2006/PRNewswire-FirstCall/ – eResearchTechnology, Inc. (Nasdaq: ERES) (“eRT” or the “company”), a leading provider of technology and services to the pharmaceutical, biotechnology and medical device industries, announced today results for the quarter ended March 31, 2006.

The company reported revenues of $21.4 million for the first quarter, compared to $22.9 million in revenue reported for the first quarter of 2005. eRT reported net income for the first quarter of 2006 of $1.9 million, or $0.04 per diluted share, versus net income of $4.1 million, or $0.08 per diluted share, for the first quarter of 2005. The results for the 2006 first quarter include stock option compensation expense of $728,000, or $0.01 per diluted share, pursuant to the provisions of SFAS No. 123R, Share-Based Payment, which was adopted on January 1, 2006. The company’s tax rate for the first quarter of 2006 was 40.1% compared to 40.8% in the first quarter of 2005.

eRT ended the quarter with $47.3 million in cash, cash equivalents and investments, a decrease from $55.0 million at December 31, 2005. The decrease in the balance as of March 31, 2006 was primarily due to eRT purchasing 400,000 shares of its common stock at a cost of $5.8 million during the quarter.

Some of the highlights of the first quarter included:

•	eRT signed $29.9 million in new contracts and work orders.
•	The company entered into new Thorough QT definitive ECG study agreements valued at approximately $11.0 million in the quarter.
•	eRT signed $7.4 million in program level awards.

“The stage is now set for identifiable growth during the remainder of 2006 commensurate with the increase in collective signings that the company has experienced during the past several quarters,” commented Joseph Esposito, President and CEO of eRT. “The company has established a strong platform to capitalize on this growth opportunity while fulfilling its mission to improve the safety of pharmaceutical and biotechnology products for consumers. Our employees deserve special recognition for their contribution to growing and improving our overall organization.”

2006 Guidance

The company issued the following update to guidance for 2006: For the second quarter of 2006, the company expects to report revenues of between $25.0 million to $27.0 million and net income of $0.08 to $0.10 per diluted share. For the full year 2006, the company expects revenue and earnings per diluted share to be in the lower end of previously provided guidance of $112 million to $118 million for revenue and $0.42 to $0.48 for earnings per diluted share. The guidance estimates do not include the impact of expensing stock options under SFAS No. 123R, which is expected to reduce earnings per diluted share by $0.01 for the second quarter of 2006 and $0.03 to $0.04 for the full year 2006.

Mr. Esposito and Bruce Johnson, the company’s Chief Financial Officer, will hold a conference call to discuss these results. The conference call will take place at 4:45 p.m. EDT on April 26, 2006. Interested participants should call 800-562-8369 when calling within the United States or 913-312-1299 when calling internationally. There will be a playback available until May 26, 2006. To listen to the playback, please call 888-203-1112 when calling within the United States or 719-457-0820 when calling internationally. Please use pass code 6149062 for the replay.

This call is being webcast by ViaVid Broadcasting and can be accessed at eRT’s web site at www.eRT.com. The webcast may also be accessed at ViaVid’s website at http://viavid.net/dce.aspx?sid=00002F98. The webcast can be accessed until May 26, 2006 on either site.

Based in Philadelphia, PA, eResearchTechnology, Inc. (www.eRT.com) is a provider of technology and services to the pharmaceutical, biotechnology and medical device industries on a global basis. The company is a market leader in providing centralized core-diagnostic electrocardiographic (ECG) technology and services to evaluate cardiac safety in clinical development. The company is also a leader in providing technology and services to streamline the clinical trials process by enabling its customers to automate the collection, analysis, and distribution of clinical data in all phases of clinical development.

Statements included in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements, including, but not limited to, 2006 financial guidance, involve a number of risks and uncertainties such as the company’s ability to obtain new contracts and accurately estimate net revenues due to uncertain regulatory guidance, variability in size, scope and duration of projects, and internal issues at the sponsoring client, competitive factors, technological development, and market demand. As a result, actual results may differ materially from any financial outlooks stated herein. Further information on potential factors that could affect the company’s financial results can be found in the company’s Report on Form 10-K filed with the Securities and Exchange Commission. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

eResearchTechnology, Inc. and Subsidiaries
Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended March 31,
	2005	2006

Net revenues:
Licenses	$1,663	$638
Services	15,902	14,725
Site support	5,349	6,036

Total net revenues	22,914	21,399

Costs of revenues:
Cost of licenses	133	76
Cost of services	6,490	6,156
Cost of site support	3,183	4,153

Total costs of revenues	9,806	10,385

Gross margin	13,108	11,014

Operating expenses:
Selling and marketing	2,338	3,038
General and administrative	2,788	3,839
Research and development	991	1,314

Total operating expenses	6,117	8,191

Operating income	6,991	2,823
Other income (expense), net	(113)	390

Income before income taxes	6,878	3,213
Income tax provision	2,806	1,289

Net income	$4,072	$1,924

Basic net income per share	$0.08	$0.04

Diluted net income per share	$0.08	$0.04

Shares used to calculate basic net income per share	50,370	49,102

Shares used to calculate diluted net income per share	53,324	51,685

eResearchTechnology, Inc. and Subsidiaries
Consolidated Balance Sheets
(in thousands, except share and per share amounts)

	December 31, 2005	March 31, 2006

ASSETS		(unaudited)

Current assets:
Cash and cash equivalents	$18,432	$7,518
Short-term investments	33,569	36,754
Accounts receivable, net	15,178	14,890
Prepaid income taxes	27	1,814
Prepaid expenses and other	2,501	3,747
Deferred income taxes	841	864

Total current assets	70,548	65,587

Property and equipment, net	28,670	30,461
Goodwill	1,212	1,212
Long-term investments	3,008	2,993
Deferred income taxes	335	558
Other assets	993	924

	$104,766	$101,735

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$2,332	$2,943
Accrued expenses	5,155	4,133
Income taxes payable	1,041	1,008
Current portion of capital lease obligations	153	156
Deferred revenues	16,072	13,948

Total current liabilities	24,753	22,188

Capital lease obligations, excluding current portion	40	—

Stockholders' equity:
Preferred stock-$10.00 par value, 500,000 shares authorized,
none issued and outstanding	—	—
Common stock-$.01 par value, 175,000,000 shares authorized,
56,871,010 and 57,304,927 shares issued, respectively	569	573
Additional paid-in capital	73,290	76,606
Accumulated other comprehensive income	586	719
Retained earnings	61,915	63,839
Treasury stock, 7,847,119 and 8,247,119 shares at cost,
respectively	(56,387)	(62,190)

Total stockholders' equity	79,973	79,547

	$104,766	$101,735

eResearchTechnology, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2005	2006
Operating activities:
Net income	$4,072	$1,924
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	2,630	2,819
Cost of sale of equipment	269	420
Provision for uncollectible accounts	45	—
Non-cash share-based compensation	—	730
Stock option income tax benefits	540	—
Investment impairment charge	284	—
Changes in operating assets and liabilities:
Accounts receivable	(120)	301
Prepaid expenses and other	(238)	(1,171)
Accounts payable	(275)	607
Accrued expenses	(119)	(1,030)
Income taxes	(1,370)	(2,070)
Deferred revenues	(672)	(2,135)

Net cash provided by operating activities	5,046	395

Investing activities:
Purchases of property and equipment	(3,148)	(4,923)
Purchases of investments	(15,175)	(7,436)
Proceeds from sales of investments	6,175	4,266

Net cash used in investing activities	(12,148)	(8,093)

Financing activities:
Repayment of capital lease obligations	(100)	(37)
Proceeds from exercise of stock options	326	1,099
Excess tax benefit related to stock options	—	1,493
Repurchase of common stock for treasury	—	(5,803)

Net cash provided by (used in) financing activities	226	(3,248)

Effect of exchange rate changes on cash	(53)	32

Net decrease in cash and cash equivalents	(6,929)	(10,914)
Cash and cash equivalents, beginning of period	45,806	18,432

Cash and cash equivalents, end of period	$38,877	$7,518